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Effective December 1, 1997, Ka'u Agribusiness Co., Inc. (Ka'u), C. Brewer Homes,
Inc. (CBHI) and Eben Dale (Dale) agree that Dale, an employee of CBHI, will continue to be an employee of CBHI, provide corporate secretary services for CBHI and provide land management and legal services to Ka'u.

Dale shall divide his time 15% for CBHI and 85% for Ka'u. The fee to be paid by Ka'u to CBHI shall be 85% of Dale's compensation (salary plus other benefits provided to him by CBHI). Dale's salary and benefits shall not change, except for the car allowance which is increased from $350 per month to $600 per month effective December 1, 1997. Dale's reimbursable expenses shall be paid by the party for which they were incurred. Dale will notify CBHI and Ka'u if the division of time differs from the 15%-85% provided herein.

All matters of CBHI and Ka'u which Dale has or gains knowledge shall be kept confidential. CBHI and Ka'u agree that because of the unique nature of this contract there shall be no duty of disclosure by Dale to either CBHI or Ka'u.

This contract shall terminate on the earliest to occur of 1) November 30, 1998
2) thirty (30) days written notice of termination by any of the parties 3) the merger of CBHI into Mauna Loa Macadamia Partners, L.P.

CBHI and Dale make no representations or warranties as to the services provided.

This contract supersedes all previous communications, understandings and agreements by and among CBHI, Ka'u and Dale pertaining to the performance of services by Dale.

In Witness Whereof, the parties have executed this agreement as of December 1, 1997.



/s/ W. K. Tallett                       /s/ Seth A. Bakes
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W. K. TALLETT--KA'U                     SETH A. BAKES--CBHI



/s/ Eben Dale
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EBEN DALE